FIRST-CITIZENS BANK & TRUST COMPANY
LONG-TERM INCENTIVE PLAN
(As amended and restated by the Board of Directors on October 29, 2019)

1.	Purpose
The purpose of the First-Citizens Bank & Trust Company Long-Term Incentive Plan (the “Plan”), is to provide selected salaried employees of First-Citizens Bank & Trust Company or an affiliate thereof (collectively, the “Company” unless the context otherwise requires) with the opportunity to earn awards (“awards”) in the form of cash bonuses based upon attainment of preestablished, objective performance goals, thereby promoting a closer identification of the participating employees’ interests with the interests of the Company and its shareholders, and further stimulating such employees’ efforts to enhance the efficiency, profitability, growth and value of the Company.

2.	Plan Administration
The Plan shall be administered by the Compensation, Nominations and Governance Committee (the “Committee”), or a subcommittee of the Committee, of the Board of Directors (the “Board”) of First Citizens BancShares, Inc. (“BancShares”) and First-Citizens Bank & Trust Company. In addition to action by meeting in accordance with applicable laws, any action of the Committee with respect to the Plan may be taken by a written instrument signed by all of the members of the Committee, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the terms of the Plan, the Committee shall have full authority in its discretion to take any action with respect to the Plan, including, but not limited to, the authority to (i) determine all matters relating to awards, including selection of individuals to be granted awards and all terms, conditions, restrictions and limitations of an award; and (ii) construe and interpret the Plan and any instruments evidencing awards granted under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s authority to grant awards and authorize payments under the Plan shall not in any way restrict the authority of the Committee to grant compensation to employees under any other compensation plan or program of the Company. The Committee also shall have the authority and discretion to establish terms and conditions of awards (including but not limited to the establishment of subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final, binding and conclusive. Notwithstanding the foregoing, the Committee may delegate the administration of the Plan to one or more of its designees (subject to any conditions imposed by the Committee), but only as may otherwise be permitted under applicable laws, rules or regulations. In the case of any such delegation, references to the “Committee” herein shall include such designee or designees, unless the context otherwise requires. No member of the Board or the Committee shall be liable for any action, determination or decision made in good faith with respect to the Plan or any award paid under it. The members of the Board and the Committee shall be entitled to indemnification and reimbursement in the manner and to the fullest extent provided in the Company’s articles of incorporation or by law.

3.	Eligibility
The participants in the Plan (individually, a “participant,” and collectively, the “participants”) shall be those salaried employees of the Company and its affiliates who are designated from time to time as participants by the Committee. Eligible participants shall be selected to participate on an annual or other periodic basis as determined by the Committee. Participation in the Plan for any one performance period does not guarantee that an employee will be selected to participate in any other performance period. For the purposes of the Plan, “performance period” shall mean a period established by the Committee during which performance shall be measured to determine if any payment will be made under the Plan. A performance period may be coincident with one or more fiscal years of the Company, or any portion thereof, and performance periods may be overlapping. An “affiliate” of the Company shall mean any company (or other entity) controlled by, controlling or under common control with the Company, including BancShares.

4.	Nature of Awards
Awards granted under the Plan shall be in the form of cash bonuses.

5.	Awards
(a)    Grant of Awards: At the time performance objectives are established for a performance period as provided in Section 5(b) herein, the Committee also shall assign to each participant a target cash bonus award applicable for the particular performance period (each, a “target bonus”). A participant’s award, if any, shall be earned based on the attainment of written performance objectives approved by the Committee for a specified performance period, as provided in Section 5(b) herein. Such performance objectives shall be established by the Committee no more than 90 days after the commencement of the performance period to which the performance objective relates and before 25% of the relevant performance period has elapsed. During any fiscal year of the Company, no participant may be paid more than the maximum award limitation stated in Section 5(d) herein. The Committee may adjust awards as appropriate for partial achievement of goals, exemplary effort on the part of a participant and/or other external, extraordinary or mitigating circumstances and may also interpret and make necessary and appropriate adjustments to performance goals and the manner in which such performance goals are evaluated.
(b)    Performance Objectives: For each performance period, the Committee shall establish one or more specific performance measures and specific goals for each participant and/or for each group of participants. The performance objectives established by the Committee shall be based on one or more performance measures that apply to the individual participant (“individual performance”), business unit/function performance (“business unit/function performance”), the Company as a whole (“corporate performance”), or any combination of individual performance, business unit/function performance or corporate performance. Without limiting the foregoing, performance goals for business unit/function performance may be set for an identifiable business group, segment, unit, affiliate, facility, product line, product or function. If a participant’s performance goals are based on a combination of individual performance, business unit/function performance and/or corporate performance, the Committee may weight the importance of each type of performance that applies to such participant by assigning a percentage to it. The Committee may approve performance objectives that are objective and based upon one or more of the following criteria, as determined by the Committee: (i) revenues or sales; (ii) gross margins; (iii) earnings per share; (iv) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (v) net income; (vi) operating income; (vii) book value per share, including tangible book value per share; (viii) dividends per share; (ix) return on shareholders’ equity; (x) return on investment; (xi) return on capital; (xii) improvements in capital structure; (xiii) expense management; (xiv) operating margins; (xv) maintenance or improvement of gross margins or operating margins; (xvi) stock price or total shareholder return; (xvii) market share; (xviii) profitability; (xix) costs; (xx) cash flow or free cash flow; (xxi) working capital; (xxii) return on assets; (xxiii) economic wealth created, and/or (xxiv)

strategic business criteria, based on meeting specified goals or objectives related to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, management of litigation, management of information technology, goals relating to acquisitions or divestitures of product lines, subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices and/or execution of pre-approved corporate strategy. In addition, the Committee may approve performance objectives based on other criteria, which may or may not be objective. The foregoing criteria may relate to the Company, one or more of its affiliates or one or more of its divisions, units, partnerships, joint venturers or minority investments, facilities, product lines or products or any combination of the foregoing. The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Committee may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, and/or relative to one or more peer group companies or indices, or any combination thereof. In addition, the performance objectives may be calculated without regard to extraordinary items.
(c)    Earning of Awards: As soon as practicable after the end of the performance period, the Committee shall determine whether the performance goals for the performance period were achieved and, if so, at what level of achievement under specific formulae established for the performance period. If the performance goals were met for the performance period, the Committee shall determine the percentage, if any, of the award (which may exceed 100%) earned by each participant and such award shall be paid in accordance with Section 5(e) herein (subject, however, to the limitation on awards stated in Section 5(d) herein).
(d)    Maximum Award Payable to Any One Participant: Other provisions of the Plan notwithstanding, the maximum amount of cash bonus awards that may be paid under the Plan to any one participant in any one fiscal year shall not exceed $7,000,000.
(e)    Payment of Awards: An award earned by a participant with respect to a performance period shall be paid to him following the determination of the amount, if any, of the award. Without limiting the foregoing, awards payable under the Plan shall be paid no later than 90 days following the last day of the performance period with respect to the award. The Committee shall have the unilateral discretion to reduce or eliminate the amount of an award granted to any participant, including an award otherwise earned and payable pursuant to the terms of the Plan.
(f)    Forfeiture and Clawback Provisions: Awards paid to participants shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, the Company’s Incentive Compensation Policy.

6.	Termination of Employment and Other Events; Covenants
The Committee shall specify the circumstances in which awards shall be paid or forfeited in the event of termination of employment by the participant or other event prior to the end of a performance period or prior to payment of such awards. Unless otherwise determined by the Committee, if a participant dies, retires, becomes disabled, is assigned to a different position, is granted a leave of absence, or if the participant’s employment is otherwise terminated (except for cause) by the Company during a performance period, a pro rata share of the participant’s award based on the period of actual participation may, at the Committee’s discretion, be paid to the participant after the end of the performance period if and to the extent that it would have become earned and payable had the participant’s employment status not changed. The Committee may require a participant, as a condition to the grant or payment of an award, to enter or have entered into agreements or covenants with the Company obligating the participant to not compete, to not interfere with the relationships of the Company with customers, suppliers or employees in any way, to refrain from disclosing or misusing confidential or proprietary information of the Company, and to take or refrain from taking such other actions adverse to the Company as the Committee may specify. The form of such agreements or covenants shall be specified by the Committee, which may vary such form from time to time and require renewal of the agreements or covenants, as then specified by the Committee, in connection with the allocation or payout of any award.

7.	No Right to Employment
Nothing contained in this Plan or any action taken pursuant to the Plan shall be construed as conferring upon any participant the right or imposing upon him the obligation to continue in the employment of or service to the Company, nor shall it be construed as imposing upon the Company the obligation to continue the employment or service of a participant. Except as may be otherwise provided in the Plan or determined by the Committee, all rights of a participant with respect to an award and distribution of any cash payment subject to an award shall terminate and be forfeited upon a participant’s termination of employment or service with the Company.

8.	Amendment and Termination
The Board may amend, discontinue or terminate the Plan in whole or in part at any time, provided that (a) approval of an amendment to the Plan by the shareholders of the Company shall be required to the extent, if any, that shareholder approval of such amendment is required by applicable laws, rules or regulations; and (b) except as otherwise provided in Section 5(e), no such amendment, discontinuance or termination of the Plan shall adversely affect any award earned and payable under the Plan as of the date of such amendment or termination without the participant’s consent. However, notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including Code Section 409A, related regulations and other guidance), and to reduce or eliminate the amount of an award, as provided in Section 5(e).

9.	Effective Date
The Plan, which was first effective as of January 1, 2014, was amended and restated by the Board on October 29, 2019, effective as of January 1, 2019.

10.	Miscellaneous
(a)    Taxes; Offset: Any tax required to be withheld by any government authority shall be deducted from each award. The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the participant or any other person. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with awards (including any taxes arising under Code Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold any participant harmless from any or all of such taxes. The Committee, in its sole discretion (but subject to applicable law), may apply any amounts payable to any participant hereunder as a setoff to satisfy any liabilities owed to the Company by the participant.
(b)    Nonassignability: Unless the Committee determines otherwise, awards and any other rights under the Plan shall not be subject to anticipation, alienation, pledge, transfer or assignment by any person entitled thereto, except by designation of a beneficiary or by will or the laws of intestate succession.

(c)    No Trust; Unfunded Plan: The obligation of the Company to make payments hereunder shall constitute a liability of the Company to the participants. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the participants nor their beneficiaries shall have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the participants or any other person or constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
(d)    Impact of Plan Award on other Plans: Awards granted pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company, unless either (i) such other plan, program or arrangement provides that compensation in the form of awards payable under the Plan are to be considered as compensation thereunder, or (ii) the Committee so determines. The adoption of the Plan shall not affect any other incentive or other compensation plans or programs in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.
(e)    Facility of Payments: If a participant or any other person entitled to receive an award under this Plan (the “recipient”) shall, at the time payment of any such amount is due, be incapacitated so that such recipient cannot legally receive or acknowledge receipt of the payment, then the Committee, in its sole and absolute discretion, may direct that the payment be made to the legal guardian, attorney-in-fact or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company’s obligation under the Plan with respect to such amount.
(f)    Beneficiary Designation: The Committee may permit a participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of awards, if any, to which the participant is otherwise entitled in the event of death. In the absence of such designation by a participant, and in the event of the participant’s death, the estate of the participant shall be treated as beneficiary for purposes of the Plan, unless the Committee determines otherwise. The Committee shall have sole discretion to approve and interpret the form or forms of such beneficiary designation.
(g)    Governing Law: The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws, and in accordance with applicable federal laws.
(h)    Adjustments: The Committee is authorized at any time during or after the completion of a performance period, in its sole discretion, to adjust or modify the terms of awards or performance objectives, or specify new awards, (i) in the event of any large, special and non-recurring dividend or distribution, recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, forward or reverse split, stock dividend, liquidation, dissolution or other similar corporate transaction, (ii) in recognition of any other unusual or nonrecurring event affecting the Company or the financial statements of the Company (including events described in (i) above as well as acquisitions and dispositions of businesses and assets and extraordinary items determined under U.S. Generally Accepted Accounting Principles (“GAAP”), or (iii) in response to changes in applicable laws and regulations, accounting principles, and tax rates (and interpretations thereof) or changes in business conditions or the Committee’s assessment of the business strategy of the Company.

(i)    Compliance with Code Section 409A: Notwithstanding any other provision in the Plan or an award to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any award granted under the Plan, it is the general intention of the Company that the Plan and any such award shall, to the extent practicable, be construed in accordance therewith. Deferrals pursuant to an award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with or exempt from Code Section 409A. Without in any way limiting the effect of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provision or conditions be included in the Plan or any award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan and/or award, as applicable, and (ii) terms used in the Plan or an award shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any award shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to any participant or other persons for actions, decisions or determinations made in good faith. In addition:
(i)    To the extent required by Section 409A of the Code, and notwithstanding any other provision of this Plan to the contrary, no payment of Non-Qualified Deferred Compensation (as such term is defined under Section 409A of the Code and the regulations promulgated thereunder) will be provided to, or with respect to, the participant on account of his separation from service until the first to occur of (i) the date of the participant’s death or (ii) the date which is one day after the six (6) month anniversary of his separation from service, but in either case only if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service. Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in such immediately preceding sentence.
(ii)    Any payment of Non-Qualified Deferred Compensation made pursuant to a voluntary or involuntary termination of the Participant’s employment with the Corporation shall be withheld until the Participant incurs both (i) a termination of his employment relationship with the Corporation and all of the Affiliates and (ii) a “separation from service” with the Corporation and all of the Affiliates, as such term is defined in Treas. Reg. Section 1.409A-1(h).
(iii)    To the extent the Plan provides that Non-Qualified Deferred Compensation can be paid, at the discretion of the Committee, during a certain period following a permissible payment event or trigger, and if the payment period spans two taxable years of a participant, then such Non-Qualified Deferred Compensation shall be paid during the second of such taxable years (but not later than the 15th day of the third calendar month of such year).
(j)    Restrictions on Awards: Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to make any distribution of benefits under the Plan or take any other action, unless such distribution or action is in compliance with applicable laws, rules and regulations (including but not limited to applicable requirements of the Code).
(k)    Gender and Number: Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.
(l)    Severability: If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(m)    Binding Effect: The Plan shall be binding upon the Company, its successors and assigns, and participants, their legal representatives, executors, administrators and beneficiaries.
This First-Citizens Bank & Trust Company Long-Term Incentive Plan, as amended and restated effective January 1, 2019, has been executed on behalf of the Company on the 29th day of October, 2019.

FIRST-CITIZENS BANK & TRUST COMPANY
By:    _____________________
Frank B. Holding, Jr.
Chief Executive Officer
ATTEST:
_____________________
Bridget L. Welborn
Secretary

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